Patent License Agreement
License Owner: Junning Ma

Address：Unit O-R, Fortune Plaza, Shennan Road Futian District, Shenzhen Guangdong Province, China, 518000

Licensee: Shenzhen ORB-Fortune New-Material Co., Ltd.
Address: Unit O-R, Fortune Plaza, Shennan Road Futian District, Shenzhen Guangdong Province, China, 518000
Legal Representative: Junning Ma

Whereas:
1.
Junning Ma, the license owner, owns the patent of “A polyurethane adhesive / sealant composition and its preparation method” (Patent No. ZL98119666.7, Filing Date: September 21, 1998, Authorized Date: November 21, 2001, and Statutory Patent Expiration Date: November 21, 2021); and owns the implementation of the technology involved in patent and technology secrets.

2.
Shenzhen ORB-Fortune New-Material Co., Ltd, the licensee, running its business in the field of chemical materials, understands the patented technology, and wants a permission to implement the patented technology (including secret and process of the technology).

3.	License Owner agrees to grant a license of patent for Licensee.

This Agreement is signed and abided on a mutuality voluntary and friendly negotiation based on and between the following License Owner and Licensee:

1.	Terms and Phrases
1.1
Patent—Authorized by the State Intellectual Property Office of the PRC, the patent refers to this agreement that the License Owner permits the Licensee to implement. (Patent No. 98119666.7, Name of invention: A polyurethane adhesive / sealant composition and its preparation method)

1.2
Technology Secret (Know-How) –Means that the technology of the Patent that hasn’t entered to the public and is required to implement this agreement and contributed in the industrialized production to the best use of technology.

1.3
Technical Document—Refers to all application and implementation of the Patent documents and related technical secrets and design drawings, process drawings, process recipes, and tooling, equipments and other technical information of manufacturing the contract products.

1.4	Contract Product—Means that the Licensee manufactures the product using the technology provided by license.
1.5	Technical Services—Means that the License Owner provides service to Licensee for implement the Patent technology mentioned by this agreement, including teaching techniques and training staff
1.6	Sales Revenue—Refers to sales revenue from selling Contract Products by Licensee
1.7	Net Sales Revenue—Resulting from Sales Revenue minus package fee, transportation fee, tax, advertisement fee and business discounts

1.8	Net Profit—Refers to total sales revenue minus cost and tax.
1.9	Technology Improvement—Means that the License Owner permits the licensee to implement the technology based on improved technology
1.10
General Licensing—Means that while the License Owner permits the licensee to implement the patented technology in the terms, region and technical fields, License Owner reserves the right to implement the patented technology, and can continue to grant the license to any entity or individual besides the Licensee to implement the patented technology

1.11
Non-Exclusive Licensing—Means that while the License Owner permits the licensee to implement the patented technology in the terms, region and technical fields, License Owner reserves the right to implement the patented technology, but can not grant the license to any entity or individual to implement the patented technology except for the Licensee.

1.12
Exclusive Licensing—Means that while the License Owner permits the licensee to implement the patented technology in the terms, region and technical fields, the License Owner and any other entity or individual are prohibited to implement the patented technology

1.13	Sublicense—Means Licensee can only grant the patent license to a third party with the permission of the License Owner.

2.	The method and scope of the patent license
The method of the patent license is Exclusive Licensing; within the laws and regulations, Licensee enjoys all the rights of the patent-related.

3.	The technical content of the Patent
License Owner provides Licensee all document and information about the Patent whose patent number is ZL98119666.7, named “A polyurethane adhesive / sealant composition and its preparation method”, and also provides process documents of implementation the patented technology, equipment list (or equipment) of manufacturing the Contract Products, and technology secret of implementation the patented technology

4.	The delivery of technical information
License Owner delivers all the information mentioned in Article 3 to Licensee on the date of signing this agreement

5.	Price and Payment Method
5.1	During the validity period, the License Owner grants a free exclusive license to the Licensee for using the Patent
5.2	License Owner is entitled to reimburse the cost of maintaining the patent by Licensee

6.	Verification and Acceptance
6.1
Under the guidance of the License Owner, Licensee manufactures the Contract Product which are required to meet technical performance and quality indicators provided by License Owner, and also to meet national standard

6.2	Acceptance is organized by Licensee. License Owner participates in the Acceptance and provides positive supports. The cost of Acceptance is borne by the Licensee
6.3
If Acceptance is unqualified caused by technical defects, License Owner is responsible for measures of eliminating defects. If the second Acceptance is still unqualified and License Owner can’t eliminate defects, Licensee has the right to terminate the contract

6.4
If Acceptance is unqualified caused by Licensee, License Owner shall assist the Licensee to carry out remedies. If the second Acceptance is still unqualified and Licensee is unable to implement the technology contract, License Owner has the right to terminate the contract.

7.	Confidentiality of technology secret
7.1	All technical information under this agreement shall be not disclosed to a third party by Licensee no matter when in the agreement’s validity period or after the expiry of the agreement.
7.2	Licensee shall ensure that its employees who will be using the patent technology comply with the article 7.1
7.3	All the technical information under this agreement shall be kept strictly confidential by Licensee
7.4
Licensee shall not copy confidential information of the technology without permission. The Licensee shall return all the confidential information of the technology to License Owner after the contract is finished, terminated or changed.

8.	Technical Service and Training
8.1
The License Owner begins to teach the technology of the contract to the Licensee from the date that the contract is signed, and answers the Licensee’s questions about how to use the contract technology.

8.2
The License Owner shall send a specialist to the Licensee’s factory to give technological assistance and also provide training to the Licensee’s staff, who need to satisfy the License owner’s reasonable request.

8.3	The Licensee can send staff to the License Owner’s place to receive training and technological guidance.
8.4	Technological service and training quality are subject to how much technology the training staff has mastered.
8.5	The Licensee shall bear all the expense like traveling and boarding expense in the period of technological service and training.

9.	Technical Improvement and Sharing
9.1	During the validity of the contract, if either of the two parties effects improvement on or development of the contract technology, the said party shall inform the other party in time.
9.2
The License Owner reserves the right to apply for patent for the improved technology, provided that the Licensee has done substantive improvement on of development of the said patent, but the Licensee can use the patent for free.

9.3	If any small improvement is made, the two parties are free of charge to use the said improvement.
9.4
During the period of application for improved patent, the other party is obliged to keep the improved technology confidential, and is not allow to release or transfer the improved technology to a third party without permission.

10.	Breach of the Agreement and Claims
If either of the parties breached the contract, the other party would reserve the right to terminate the contract provided the former party has been given written warning but still hasn’t stop breached behavior.

11.	Dealing with Infringements
11.1	During the validity of the contract, the License Owner shall be responsible for solving the matter if the Licensee is of accusation of infringing the technology.
11.2
The either of the two parties shall inform the other party if the patent is infringed by a third party. The License Owner is responsible for negotiation with the said third party, or appeal to patent management organization, or sue it to People’s Court of Law. The Licensee shall give assistance.

12.	Response method when Patent is revoked or declared invalid
If the Patent is revoked or declared invalid in the validity of the contract, the contract will be terminated immediately

13.	Force Majeure
13.1
If either of the contracting parties is prevented from executing the Agreement by Force Majeure events such as war, serious flood, fire, typhoon and earthquake, or other events agreed upon between both parties, the both parties shall take appropriate measures to mitigate the loss and inform the other party with the shortest possible time of the occurrence of the Force Majeure event

13.2	If the Force Majeure event(s) last(s) within 6 months, the term for the execution of the Agreement may be extended accordingly.
13.3	If the Force Majeure event(s) last(s) over 6 months, the Agreement will be terminated immediately

14.	Taxes and Duties
The taxes and duties involving in this Agreement shall be borne by the Licensee

15.	Arbitration
15.1	All disputes arisen from execution of the contract shall be settled through friendly consultation between the two parties according to the articles of this agreement.
15.2	In case no settlement can be reached through consultations, the disputes shall be submitted to the People’s Court.

16.	Effectiveness, Change and Termination of the Agreement
16.1	The contract is effective as soon as it is signed and stamped by the License Owner and Licensee, and is valid from the effective date to November 21, 2021.
16.2	If the Licensee doesn’t implement the patented technology without justifiable reasons, this Agreement will become General Licensing automatically after two years from the effective date.
16.3	If this contract is not implemented caused by the Licensee, this agreement is terminated or changed on the condition that both parties agree.

17.	Others
Both parties shall negotiate or supplement the agreement for the matters not covered in this contract.

/s/ Junning Ma
License Owner: Junning Ma

/s/ Guangning Xu
Licensee: Shenzhen ORB-Fortune New-Material Co., Ltd. (official stamp)
Representative : Guangning Xu

Date: January 15, 2010